EXHIBIT 99.1

HEICO Corporation Reports Fiscal 2009 Second Quarter Results

Operating Results Approximate 1st Quarter '09 Levels

HOLLYWOOD, Fla. and MIAMI, May 27, 2009 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported net income of $10,541,000, or 39 cents per diluted share, for the second quarter of fiscal 2009, compared to $11,948,000, or 44 cents per diluted share, for the second quarter of fiscal 2008 and $11,317,000, or 42 cents per diluted share, for the first quarter of fiscal 2009, which included a $1.1 million, or 4 cents per diluted share, benefit from settling an income tax audit. For the first six months of fiscal 2009, net income was $21,858,000, or 81 cents per diluted share, comparable to the $22,034,000, or 81 cents per diluted share, reported for the first six months of fiscal 2008.

Net sales totaled $130,166,000 in the second quarter of fiscal 2009, compared to $144,039,000 in the second quarter of fiscal 2008 and $130,437,000 in the first quarter of fiscal 2009. For the first six months of fiscal 2009, net sales totaled $260,603,000 compared to $278,326,000 for the first six months of fiscal 2008.

Operating income totaled $21,319,000 in the second quarter of fiscal 2009, compared to $26,359,000 in the second quarter of fiscal 2008 and $21,453,000 in the first quarter of fiscal 2009. For the first six months of fiscal 2009, operating income was $42,772,000 compared to $49,589,000 for the first six months of 2008.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President and CEO, commenting on the Company's second quarter results stated, "The continued effects of the slowdown in global economic activity impacted both of our business segments in the second quarter of fiscal 2009. Our Flight Support Group faces challenges brought on by worldwide airline capacity reductions and shrinking MRO spending. While our Electronic Technologies Group generally sees some strength in its defense and space related businesses, the global economic recession has continued to result in lower demand for certain of its medical, telecommunication and electronic products.

"Our Flight Support Group reported net sales of $100.7 million and $200.3 million, respectively, for the second quarter and first six months of fiscal 2009 as compared to $108.0 million and $210.3 million, respectively, for the second quarter and first six months of fiscal 2008. Fiscal 2009 second quarter net sales were up slightly from $99.6 million for the first quarter of fiscal 2009.

"Operating income of the Flight Support Group was $15.9 million for the second quarter of fiscal 2009 compared to $20.4 million in the second quarter of fiscal 2008, and was $31.5 million for the first six months of fiscal 2009 compared to $39.3 million for the first six months of fiscal 2008. Operating margins of the Flight Support Group were 15.8% in the second quarter of fiscal 2009 compared to 18.9% for the second quarter of fiscal 2008, and were 15.7% for the first six months of fiscal 2009 compared to 18.7% for the first six months of fiscal 2008, reflecting the lower sales volume and variations in product mix. Fiscal 2009 second quarter operating income and operating margins approximated the levels reported for the first quarter of fiscal 2009.

"Since the beginning of our fiscal 2009, airlines have continued to reduce capacity in light of the impact of the global recession on passenger and cargo traffic demand. Current market forecasts of worldwide airline capacity reductions in 2009 range from decreases of 5% to 10% from 2008 levels with forecasted MRO spending down as much as 10% to 20% for the same period.

"Our Electronic Technologies Group reported net sales of $29.5 million and $60.5 million, respectively, for the second quarter and first six months of fiscal 2009 as compared to $36.1 million and $68.0 million, respectively, for the second quarter and first six months of fiscal 2008.

"Operating income of the Electronic Technologies Group was $8.0 million for the second quarter of fiscal 2009, compared to $9.8 million for the second quarter of fiscal 2008, and was $16.6 million for the first six months of fiscal 2009, down slightly from $16.9 million for the first six months of fiscal 2008. Operating margins of the Electronic Technologies Group continued to be strong at 27.2% for the second quarter of fiscal 2009, up slightly from the 27.1% reported for the second quarter of fiscal 2008, and strengthened to 27.4% for the first six months of fiscal 2009, up from 24.9% for the first six months of fiscal 2008, reflecting a favorable product mix.

"As we have pointed out in the past, revenue and profits of our Electronic Technologies Group may vary considerably from quarter to quarter due to variations in shipping schedules and product margins. Historically, these variations have balanced out over a full fiscal year.

"Despite the current challenges our business units are facing, we remain true to our long-term principle of growth through the development of new products and services in order to increase market penetration with our existing and new customers and from the identification of select acquisition opportunities, all while maintaining a strong and healthy financial position. As we previously stated, our market share typically increases in downturns as our customers become increasingly committed to our cost savings opportunities.

"We invested nearly $10 million in the first half of fiscal 2009 in development expenses for new products and services, which represents a 15% increase in spending over the same period in fiscal 2008. These new products and services help to lower the operating costs of our airline partners and other worldwide customers and allow us to increase market share and unit volumes.

"We also expect to continue our successful acquisition strategy and are aggressively pursuing opportunities within both of our business segments. We believe our recently announced acquisition of 82.5% of VPT, Inc. through the Electronic Technologies Group exemplifies our unwavering commitment to acquire excellent businesses at fair prices.

"Our cash flow and balance sheet remain strong. As of April 30, 2009, the Company's net debt to equity ratio was just 6%, with net debt (total debt less cash and cash equivalents) of $28.0 million, and we have no significant debt maturities until fiscal 2013. Given our strong capitalization, we invested over $8 million in our own shares last March at prices we believe provided significant value for HEICO and its shareholders.

"Cash flow from operating activities for the first six months of fiscal 2009 totaled $26.6 million, including $21.4 million generated in the second quarter of fiscal 2009, compared to $35.2 million for the first six months of 2008. We expect full year cash flow from operating activities to approximate $70 million in fiscal 2009, as compared to $73 million in fiscal 2008. Our capital expenditures for fiscal 2009 should range between $10 to $12 million.

"In recent months, there have been some signs that airline capacity reductions are moderating as evidenced by ASMs (Available Seat Miles), parked aircraft and airline bookings, however, near-term visibility remains opaque. Accordingly, at this time, we do not expect our full fiscal 2009 net sales and diluted earnings per share to fall by more than 5% to 10% below fiscal 2008 levels despite the many economic challenges facing HEICO as well as other industrial companies today.

"Further, we continue to believe that our operating strategy, which focuses on intermediate and long-term growth, is a solid foundation to best reward HEICO and its shareholders. This is the same disciplined business model we have followed since 1990, a period over which HEICO has achieved a 20% CAGR in net income."

As previously announced, HEICO will hold a conference call on Thursday, May 28, 2009 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S. (888) 299-4099, Canada (866) 682-1172, International (302) 709-8337, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM50763 (or "8650763"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (402) 220-2946, and enter the Playback Passcode/Conference ID 50763#.

There are currently approximately 15.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                                Three Months Ended
                                                    April 30,
                                            --------------------------
                                                2009          2008
                                            ------------  ------------
 Net sales                                  $130,166,000  $144,039,000
 Cost of sales                                87,648,000    91,683,000
 Selling, general and administrative
  expenses                                    21,199,000    25,997,000
                                            ------------  ------------
 Operating income                             21,319,000    26,359,000
 Interest expense                               (112,000)     (645,000)
 Other income                                     49,000        42,000
                                            ------------  ------------
 Income before income taxes and minority
  interests                                   21,256,000    25,756,000
 Income tax expense                            6,960,000     8,960,000
                                            ------------  ------------
 Income before minority interests             14,296,000    16,796,000
 Minority interests' share of income           3,755,000     4,848,000
                                            ------------  ------------
 Net income                                  $10,541,000   $11,948,000
                                            ============  ============

 Net income per share:
   Basic                                            $.40          $.45
   Diluted                                          $.39          $.44

 Weighted average number of common shares
  outstanding:
   Basic                                      26,224,248    26,276,396
   Diluted                                    27,012,501    27,245,758

                                                Three Months Ended
                                                    April 30,
                                            --------------------------
                                                2009          2008
                                            ------------  ------------
 Operating segment information: -
   Net sales:
     Flight Support Group                   $100,745,000  $107,968,000
     Electronic Technologies Group            29,510,000    36,083,000
     Intersegment sales                          (89,000)      (12,000)
                                            ------------  ------------
                                            $130,166,000  $144,039,000
                                            ============  ============

   Operating income:
     Flight Support Group                    $15,897,000   $20,385,000
     Electronic Technologies Group             8,031,000     9,771,000
     Other, primarily corporate               (2,609,000)   (3,797,000)
                                            ------------  ------------
                                             $21,319,000   $26,359,000
                                            ============  ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                           Six Months Ended April 30,
                                          ----------------------------
                                              2009            2008
                                          ------------    ------------
 Net sales                                $260,603,000    $278,326,000
 Cost of sales                             174,181,000     179,141,000
 Selling, general and administrative
  expenses                                  43,650,000      49,596,000
                                          ------------    ------------
 Operating income                           42,772,000      49,589,000
 Interest expense                             (307,000)     (1,507,000)
 Other income (expense)                          2,000         (74,000)
                                          ------------    ------------
 Income before income taxes and minority
  interests                                 42,467,000      48,008,000
 Income tax expense                         12,820,000      16,540,000
                                          ------------    ------------
 Income before minority interests           29,647,000      31,468,000
 Minority interests' share of income         7,789,000       9,434,000
                                          ------------    ------------
 Net income                                $21,858,000(a)  $22,034,000
                                          ============    ============

 Net income per share:
   Basic                                          $.83            $.84
   Diluted                                        $.81            $.81

 Weighted average number of common shares
  outstanding:
   Basic                                    26,317,465      26,230,514
   Diluted                                  27,127,232      27,227,458

                                           Six Months Ended April 30,
                                          ----------------------------
                                              2009            2008
                                          ------------    ------------
 Operating segment information: -
   Net sales:
     Flight Support Group                 $200,307,000    $210,317,000
     Electronic Technologies Group          60,469,000      68,021,000
     Intersegment sales                       (173,000)        (12,000)
                                          ------------    ------------
                                          $260,603,000    $278,326,000
                                          ============    ============

   Operating income:
     Flight Support Group                  $31,538,000     $39,331,000
     Electronic Technologies Group          16,573,000      16,948,000
     Other, primarily corporate             (5,339,000)     (6,690,000)
                                          ------------    ------------
                                           $42,772,000     $49,589,000
                                          ============    ============

 HEICO CORPORATION
 Footnote to Condensed Consolidated Statements of Operations
 (Unaudited)

 (a) Fiscal 2009 net income reflects a settlement reached with the
     Internal Revenue Service in the first quarter of fiscal 2009 concerning the income tax credit claimed by the Company on its
     U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related reserve for fiscal years
     2006 through 2008, which increased net income for the first quarter and first six months of fiscal 2009 by approximately
     $1,083,000, or $.04 per diluted share.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                              April 30,    October 31,
                                                2009          2008
                                            ------------  ------------
 Cash and cash equivalents                    $9,448,000   $12,562,000
 Accounts receivable, net                     71,984,000    88,403,000
 Inventories, net                            142,508,000   132,910,000
 Prepaid expenses and other current assets    19,290,000    17,635,000
                                            ------------  ------------
   Total current assets                      243,230,000   251,510,000
 Property, plant and equipment, net           60,127,000    59,966,000
 Goodwill                                    331,205,000   323,393,000
 Other assets                                 39,930,000    41,673,000
                                            ------------  ------------
   Total assets                             $674,492,000  $676,542,000
                                            ============  ============

 Current maturities of long-term debt           $222,000      $220,000
 Other current liabilities                    61,324,000    81,008,000
                                            ------------  ------------
   Total current liabilities                  61,546,000    81,228,000
 Long-term debt, net of current maturities    37,274,000    37,381,000
 Deferred income taxes                        40,212,000    39,192,000
 Other long-term liabilities                  17,664,000    17,003,000
                                            ------------  ------------
   Total liabilities                         156,696,000   174,804,000
 Minority interests in consolidated
  subsidiaries                                85,072,000    83,978,000
 Shareholders' equity                        432,724,000   417,760,000
                                            ------------  ------------
   Total liabilities and shareholders'
    equity                                  $674,492,000  $676,542,000
                                            ============  ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                            Six Months Ended April 30,
                                            --------------------------
                                                2009          2008
                                            ------------  ------------
 Operating Activities:
   Net income                                $21,858,000   $22,034,000
   Depreciation and amortization               6,908,000     7,308,000
   Deferred income tax provision                (254,000)    2,011,000
   Minority interests' share of income         7,789,000     9,434,000
   Tax benefit from stock option exercises     2,136,000     6,285,000
   Excess tax benefit from stock option
    exercises                                 (1,793,000)   (4,350,000)
   Stock option compensation expense               7,000       129,000
   Decrease in accounts receivable            16,065,000       690,000
   Increase in inventories                    (9,642,000)   (6,592,000)
   Decrease in current liabilities           (16,908,000)     (840,000)
   Other                                         430,000      (882,000)
                                            ------------  ------------
     Net cash provided by operating
      activities                              26,596,000    35,227,000
                                            ------------  ------------

 Investing Activities:
   Acquisitions and related costs, net of
    cash acquired                            (13,484,000)  (28,221,000)
   Capital expenditures                       (5,397,000)   (6,948,000)
   Other                                          54,000        87,000
                                            ------------  ------------
     Net cash used in investing activities   (18,827,000)  (35,082,000)
                                            ------------  ------------

 Financing Activities:
   Borrowings on revolving credit facility,
    net                                               --     2,000,000
   Payment of industrial development
    revenue bonds                                     --    (1,980,000)
   Repurchases of common stock                (8,098,000)           --
   Distributions to minority interest
    owners                                    (3,527,000)   (4,321,000)
   Cash dividends paid                        (1,585,000)   (1,312,000)
   Excess tax benefit from stock option
    exercises                                  1,793,000     4,350,000
   Proceeds from stock option exercises          678,000     1,797,000
   Other                                        (104,000)      (67,000)
                                            ------------  ------------
     Net cash (used in) provided by
      financing activities                   (10,843,000)      467,000
                                            ------------  ------------

 Effect of exchange rate changes on cash         (40,000)     (132,000)
                                            ------------  ------------

 Net (decrease) increase in cash and cash
  equivalents                                 (3,114,000)      480,000
 Cash and cash equivalents at beginning of
  year                                        12,562,000     4,947,000
                                            ------------  ------------
 Cash and cash equivalents at end of period   $9,448,000    $5,427,000
                                            ============  ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590